EXHIBIT 99




April 27, 1999                                      Contact:  Sharon Polk
                                                    HealthCore Medical Solutions
For Immediate Release                               816-763-4900, ext. 8-2306


           HealthCore Announces Letter of Intent to Merge with Adatom

        Grandview, Missouri...HealthCore Medical Solutions, Inc. (NASDAQ:HMSI) announced today the company has entered into a letter of intent to merge with Adatom, Inc., a privately held company in the business of developing Internet consumer shopping sites and which has its own Internet superstore shopping site, www.adatom.com. Under the terms of the proposed merger, HealthCore will divest its current operating business.
        Founded in 1996, Adatom currently hosts www.adatom.com and hopes to become a major force in Internet consumer shopping. Adatom operates an Internet superstore offering more than two million stock keeping units for home and office, as well as personal service, factory-direct pricing and manufacturers' warranties. Adatom has developed a multi-channel strategy, allowing consumers access to products through its Internet shopping site and Adatom's CD-ROMs as well as by supply and fulfillment of products for the e-commerce shopping sites of other companies. In the Adatom retail system, goods flow directly from suppliers and manufacturers to the end consumer. Adatom, based in Milpitas, California, is an early stage company and for the fiscal year ending 1998 had an operating loss of approximately $1.3 million.
        Adatom is led by Richard S. Barton, President and CEO. He and the other Adatom founders met and graduated from the Sloan Fellowship Program of Stanford University Business School. Mr. Barton was Chairman, CEO and President of the Canadian subsidiary and President of the U.S. Customer Operations Division of Xerox Corporation. Mr. Barton currently serves on the board of directors of Avon, U.S. Wireless Data and the U.S. Chamber of Commerce.
        Pursuant to terms of the proposed merger, HealthCore will acquire Adatom in an all-stock transaction. HealthCore's existing Class A common stock and warrants would remain outstanding. Adatom's stockholders would receive HealthCore common stock (subject to adjustment), representing approximately 77.5% of HealthCore's common stock after the merger. HealthCore would change its name following the merger to Adatom, Inc. Adatom will nominate a board of directors and Adatom management will become the management of the merged company.
        The transaction is expected to close in the third quarter of 1999, subject to the negotiation of definitive agreements and the satisfaction of certain conditions, including obtaining the approval of HealthCore's and Adatom's stockholders and an opinion from an investment banking firm mutually satisfactory to Adatom and HealthCore that the transaction is fair to HealthCore stockholders.
         "Adatom is in the process of creating an Internet-based retail system that combines cost-savings, personal interaction, quality products and excellent service, " explained Neal Polan, HealthCore's chairman of the board. "We're excited about the potential growth opportunities presented by their online concept."
        Mr. Barton stated, "I am confident the merger will help Adatom implement its business model and provide Adatom a presence as it participates in e-commerce growth."

         Statements in this news release that are not descriptions of historical facts are forward-looking statements that are subject to risks and uncertainties. Words such as "expect," "intends," "believes," "anticipates," and "likely" also identify forward-looking statements. Actual results may differ materially from such forward-looking statements as a result of a number of factors, including but not limited to, acceptance of the company's products, competition, new products and technological changes, the company's dependence upon third-parties, intellectual property rights, future capital needs, and other risks detailed in periodic reports filled by the company with the Securities and Exchange Commission.